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                                                                    Exhibit 3.30

                           MARUMSCO NEIGHBORHOODS, LLC

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this "Agreement") is made and entered into as of the 13th day of April, 2004, by Neighborhoods Capital, LLC (the sole "Member").

                                    RECITALS

     A. Marumsco Neighborhoods, LLC (the "Company") was organized pursuant to the Articles of Organization filed with, and approved by, the Virginia State Corporation Commission on April 13, 2004. The Member owns all of the Interests (as such term is hereinafter defined) in the Company.

     B. The Member has agreed to enter into this Agreement to regulate the affairs of the Company and the conduct of its business.

     C. The Member has agreed that this Agreement shall serve as an "operating agreement" within the meaning of Section 13.1-1023 of the Code of Virginia.

AGREEMENT:

NOW THEREFORE, it is agreed as follows:

1 Formation and Name. The Member hereby agrees to and forms a limited liability company under the name of "Marumsco Neighborhoods, LLC" (the "Company"), pursuant to the provisions of the Act and this Agreement. The Member has executed and filed the Articles of Organization attached hereto as Exhibit A, with the State Corporation Commission of Virginia ("SCC").

2. Principal Office. The initial principal place of business of the Company shall be located at 1881 Campus Commons Drive, Suite 101, Reston, Virginia 20191. The Company may relocate the principal place of business of the Company and have such additional offices as the Member decides.

3. Registered Office and Registered Agent. The address of the registered office of the Company is 1881 Campus Commons Drive, Suite 101, Reston, Virginia 20191. The name of the company's registered agent at such address is Stuart M. Ginsberg, Esquire, a member of the bar of the Commonwealth of Virginia. Such registered agent is a resident of the Commonwealth of Virginia and actually resides therein. The Member may select any person permitted by applicable law to act as registered agent for the Company in each jurisdiction in which it is necessary or appropriate for the Company to have a registered agent, and may replace any such person from time to time.

4. Term. The Company shall have a term beginning on the date the Articles of Organization are filed and received for recordation by the SCC, and shall continue in full force and

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     effect until December 31, 2015 unless sooner terminated pursuant to the terms of this Agreement.

5. Purposes. The purposes for which the Company are formed are as follows: (a) engage in the development and sale of residential homes; (b) to have and exercise all powers and to conduct such other business activities as are permitted by the laws of the Commonwealth of Virginia on limited liability companies formed pursuant to the Virginia Limited Liability Company Act; and (c) to do any and all things necessary, convenient or incidental to the achievement of the foregoing.

6. Powers. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for, the furtherance and accomplishment of its business and purposes, including the following powers:

     A. To acquire real property and to build and construct single family residential homes and communities;

     B. To sell, transfer, assign, convey, mortgage or otherwise dispose of or deal with all or any part of the property of the Company;

     C. To enter into and carry out contracts and agreements necessary to accomplish the purposes of the Company;

     D. To raise and provide such funds as may be necessary to further the business and purposes of the Company and to borrow money and to issue promissory notes and other evidences of indebtedness, and to secure the same by mortgage or other lien on all or any part of the property of the Company;

     E. To employ or retain, on behalf of the Company, such persons as the Member deems advisable in the operation and management of the business of the Company, on such terms and at such compensation as the Member shall deem reasonable;

     F. To collect, receive and deposit all sums due or to become due to the Company;

     G. To pay any and all taxes, charges and assessments that may be levied, assessed or imposed upon any property of the Company;

     H. To demand, sue for, collect, recover and receive all goods, claims, debts, moneys, interest and demands whatsoever now due or that may hereafter become due or belong to the Company, including the right to institute any action, suit, or other legal proceedings for the recovery of any property, to the possession of which the Company may be entitled, and to make, execute and deliver receipts, releases and other discharges therefore under seal or otherwise;

     I. To make, execute endorse, accept, collect and deliver any and all bills of exchange, checks, drafts and notes of the Company;


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     J.   To defend, settle, adjust, compound, submit to arbitration and compromise all actions, suits, accounts, reckonings, claims and demands whatsoever that now are or hereafter shall be pending between the Company and any person at law or in equity, in such manner and in all respects as the Member deems fit;

     K. To do any act not inconsistent with law which is appropriate to promote and attain the purposes set forth in Section 5 hereto; and

     L. To exercise all powers, not inconsistent with this Agreement, granted by the Act to a limited liability company.

7. Member and Percentage Interest. The Company is one hundred percent (100%) owned by Neighborhoods Capital, LLC. New members maybe admitted to the Company only upon the written consent of the Member(s) and on such terms and conditions as shall be agreed upon the Member(s) and the new members.

8. Dealing with Successors. Unless named in this Agreement or unless admitted to the Company as provided in this Agreement, no person shall be considered a Member; and the Company, each Member, and any other persons having business with the Company need deal only with the Member so named or so admitted, and they shall not be required to deal with any other person by reason of an unauthorized assignment by a Member or by reason of the death or dissolution of a Member, except as provided in Section 15B. In the absence of an authorized assignment or substitution (as provided in this Agreement) of a Member, any payment to a Member or to such Member's executors or administrators shall acquit the Company of all liabilities to any other persons who may be interested in such payment by reason of an unauthorized assignment by such Member or by reason of the Member's death or dissolution.

9.   Capital and Loans.

     A. The Member has made an initial capital contribution to the Company in the amount of $100.

     B. The Member may make additional contributions or loans to the company at such time or times, and upon such conditions, as the Member may determine.

     C. The provisions of this Section 9 are not intended to be for the benefit of any creditor or person (other than a Member in such Member's capacity as Member) to whom any debts, liabilities or obligations are owed by the Company or by its Member.

10. Capital Accounts. An individual capital account shall be maintained for each Member. No Member shall be paid interest on any capital contribution. The Members contemplate that at all times the Members' capital accounts shall be in proportion to the Members' Interests.


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11.  Profits Losses and Distributions.

     A. Each Member shall share all profits and losses, pro rata, in proportion to the Member's Interest in the Company. A Member's Interest shall be defined as a Member's pro rata share of ownership in the Company.

     B. Any distribution of cash or any other property of the company shall be distributed in the following order:

          (1)  payment of taxes;

          (2) payment of any indebtedness including debts owing to any Member and any other expenses; and

          (3) to the Members in accordance with each Member's Interest in the Company.

12. Return of Capital Contributions. No member shall be entitled to demand the return of such Member's capital account or capital contribution at any time prior to the termination of the Company. In no event shall a Member be entitled to demand or receive property other than cash. Unless otherwise provided by law, no Member shall be personally liable for the return or repayment of all or any part of any other Member's capital account or capital contribution. Rather, any such return of capital pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from a Member) of the Company.

13.  Management.

     A. The Managers shall be solely and exclusively responsible for the management and control of the Company and the conduct of the business and affairs of the Company. The Company shall initially have two managers. The initial Managers shall be Martin K. Alloy and Steven B. Alloy, who shall hold office until their successors are elected and qualified. The number of managers may be increased and vacancies filled by a vote of a majority of the Members. A manager may be removed by a vote of a majority of the Members.

          The day-to-day operations of the Company shall be under the direction of the President of the Company, the Chairman of the Company, the Vice Presidents of the Company and such other officers of the Company as may be established by the Managers of the Company. The President, Chairman or any Vice President may execute leases, contracts, and other documents on behalf of the Company. The President, Chairman and Vice President and General Counsel shall have the sole authority to sign deeds of conveyance. The President, Chairman, Vice President and General Counsel, Vice President of Land Acquisition or Vice President of Engineering and Land Development may execute deeds of dedication, easements and associated documents to establish and record subdivision lots and parcels on behalf of the Company. Any document executed on behalf of the Company by the President, Chairman, any Vice President or any other officer of the Company shall bind the Company vis-a-vis third parties. The


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          President, Chairman, any Vice President and any other officer may delegate their authority to one or more persons from time to time as they may deem appropriate. The President, Chairman, any Vice President and any other officer shall continue in office until he or she dies, resigns, or is replaced by the Member(s).

          Neither the President, Chairman, any Vice President nor any other officer of the Company shall be liable for damages or otherwise for any act performed by him or her in good faith within the scope of this Agreement.

     B. Either the President, Chairman, or any Vice President may engage and retain one or more persons to supervise office routines and bookkeeping activities and to perform such other ministerial acts as may be required by the Company, and may compensate such person or persons at a reasonable rate of pay. The person or persons so retained may, but need not, be a Member or an employee of a Member. Any person, whether a Member or otherwise, may be employed or engaged by the Company to render special services, including, but not limited to, building, constructing, marketing, selling, leasing and property management services, accounting services and legal services. If such person is a Member or an employee of a Member, he shall be entitled to, and shall be paid, compensation for said services if the President, Chairman or the Vice President agrees thereto prior to the performance of such services, anything in this Agreement to the contrary notwithstanding. The Member(s) may engage in and possess an interest in other business ventures of any nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, selling, operating, management, brokerage and development of homes and other income producing real property. Neither the Company nor the Member(s) shall have any right by virtue of this Agreement in and to said independent ventures, or to the income or profits derived therefrom. The fact that the Member(s) is employed by, or is directly or indirectly interested in or connected with, any person, firm or corporation employed by the Company to render or perform any service, or from whom or which the Company may buy merchandise or other property, shall not prohibit the President, Chairman or any Vice President from employing such person, firm or corporation or from otherwise dealing with him.

14.  Rights and Obligations of Members.

     A. No Member shall be obligated to make capital contributions to the Company except as provided in Section 9A.

     B. No Member shall have any personal liability with respect to the liabilities or obligations of the Company.

15.  Assignability of Ownership Interests.

     A. Restrictions on Transfers of Membership Interest. Except as otherwise provided in this Agreement, a Member may not transfer, assign or encumber all or any part of his Membership Interest in the Company without first obtaining the unanimous


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          written consent of all the Members. This section shall not prohibit the collateral assignment as security of rights to the net profits by any Member, but no such assignee shall have the right, by virtue of such collateral assignment, to become a new member hereunder.

     B. Assignment of a Member's Entire Interest. Upon the assignment of a Member's entire Interest in the Company, a Member ceases to be a Member. For purposes of this provision, assignment of a Member's entire Interest shall mean the transfer voluntarily or by operation of law, of greater than fifty percent (50%) of a Member's Interest.

     C. Substitute Members. The assignee of a membership Interest shall have the right to become a substituted member in the Company if (1) the assignor so provides in the instrument of assignment, (2) the assignee agrees in writing to be bound by the terms of this Agreement and the Articles, as amended to the date hereof, (3) consent to such assignment has been obtained from all of the other Members, (4) the assignee pays the reasonable costs incurred by the company in preparing and recording any necessary amendments to this Agreement and the Articles, (5) the assignor and assignee otherwise agree to be bound by the terms of Section 13.1-1040 of the Code of Virginia, and
          (6) the Company obtains opinion of counsel for the Company that none of the actions taken in connection with the assignment shall cause the Company to be classified other than as a limited liability company for federal income tax purposes, or to cause the termination or dissolution of the Company, or to cause the breach of any agreement to which the Company is a party.

     D. Rights of an Assignee. If an assignee of a membership Interest is not admitted as a substitute member because of the failure to satisfy the requirements of 15C hereof, such assignee shall nevertheless be entitled to receive such distributions from the Company as the assigning Member would have been entitled to receive under the terms of this Operating Agreement with respect to such membership Interest had the assigning Member retained such membership Interest.

16. Legal Title to Company Property. Legal title to all property now owned or in the future acquired by the Company shall be taken and held in the name of the Company or in the names of trustees or nominees holding for the benefit of the Company.

17. Dissolution. The Company shall be dissolved upon the happening of any of the following events:

     A.   Upon the expiration of its term as set forth in Section 4;

     B.   Upon the unanimous written consent of all Members; and

     C. The occurrence of any other event which causes dissolution under the Code of Virginia.


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     However, the Company shall not be so dissolved if all of the remaining
     Members (including any substitute Members pursuant to section 15B), within ninety (90) days after such dissolution event or occurrence, unanimously elect in writing to continue the business of the Company.

18. Liquidation and Termination. Subject to any restrictions in agreements to which the Company is a party, the Company shall be terminated after dissolution if the remaining Members do not elect to continue the company as provided in Section 17. In such event, the Members shall promptly terminate the affairs of the company by discharging all debts and liabilities of the Company and by distributing all assets in accordance with Section 19.

19. Liquidation or Dissolution. In the event the Company is liquidated or dissolved, the assets of the Company shall be distributed to the Members in accordance with the provisions of Section 11.

20.  Withdrawal of Member. A Member may withdraw by giving not less than ten
     (10) days prior written notice to the other Members at their respective addresses as shown on the books of the Company.

21. Books and Records. Accounting records of all Company business shall be kept and shall be open to inspection by any of the Members at all reasonable times. The Company shall maintain its accounting records and shall report for income tax purposes on the cash or accrual method of accounting, as determined by the Managers. Within ninety (90) days after the end of each taxable year and at the expense of the Company, the Managers shall cause to be prepared a complete accounting of the affairs of the Company, together with whatever additional information is required by each Member for the purpose of preparing such Member's income tax return for that year. This accounting and information shall be furnished to each Member.

22. Bank Accounts. All funds of the Company shall be deposited in such checking or other bank accounts as the President, Chairman, any Vice President, the Treasurer or the Controller may determine.

23.  Miscellaneous.

     A. Other Businesses of Members. The Members may engage or hold interests in other business ventures of every kind and description for such Member's own account, whether or not such business ventures are in direct or indirect competition with the business of the Company and whether or not the Company also has an interest therein. Neither the Company nor any of the Members shall have any rights, by virtue of this Agreement, in such business ventures or to the income or profits derived therefrom.

     B. Notices. Any notices to Members shall be delivered personally by private courier service or sent by certified or registered mail, return receipt requested, first class postage prepaid, the Member at such Member's address as last provided to the Company. Time periods shall commence on the date of mailing of a notice sent


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          by mail or on the date of receipt of a notice delivered by courier.
          Any notice sent by mail which is required to be given within a stated period of time shall be considered timely if postmarked before midnight of the last day of such period.

     C. Contracts with Affiliates. The Company may enter into a contract, agreement, lease or other arrangement for the furnishing to or by the Company of goods or services with any Member or with any party or entity related to or affiliated with any Member.

     D. Liability of the Members. No Member shall be liable, responsible or accountable in damages or otherwise to any other Member or to the Company for any act or omission performed or omitted by the Member except for acts of gross negligence or intentional wrongdoing.

     E. Indemnification. The Members shall be indemnified by the Company for any actor omission performed or omitted by them for which they are not liable pursuant to Section 23D.

     F. Insurance. The Company shall endeavor to obtain liability or other insurance, payable to the Company (or as otherwise agreed to by the Members), in order to protect the Company and the Members from the acts or omissions of each of the Members. Such insurance shall be an expense of the Company.

     G. Waiver of Partition. The Members hereby waive any right of partition or any right to take any other action that otherwise might be available to them for the purpose of severing their interest in the assets held by the Company from the interest of the other Members.

     H. Binding Provisions. The covenants and agreements contained in this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the respective parties to this Agreement.

     I. Separability of Provisions. Each provision of this Agreement shall be considered separable. If, for any reason, any provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.

     J. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as contained in this Agreement. This Agreement may not be amended or modified except with the written consent of Members who collectively hold at least a majority of interest in the Company.

     K. Waiver of Valuation and Accounting. All Members, for themselves and for their respective heirs, personal representatives, successors and assigns hereby waive, release, discharge, and dispense with the right to valuation and payment of the


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          Interest of any Member and this right to an accounting of the Interest of any Member.

     L. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

     M. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which when taken together constitute one and the same instrument, binding on the Members. This signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

IN WITNESS WHEREOF, the sole Member acknowledges that this Agreement is its act, and further acknowledges under penalty of perjury, to the best of its knowledge, information, and belief, that the matters and facts set forth herein are true in all material respects, and that it has executed this Agreement the day and year first above written.

                                        NEIGHBORHOODS CAPITAL, LLC


                                        By: /s/ Martin K. Alloy
                                            ------------------------------------
                                            Martin K. Alloy, Chairman


                                        By: /s/ Steven B. Alloy
                                            ------------------------------------
                                            Steven B. Alloy, President


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